NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 20, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 8, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the REIT holding company structure that became effective on November 8, 2017, each share of Common Stock of Alexander & Baldwin, Inc. (old) was deemed to represent one (1) share of Alexander & Baldwin, Inc. (new) Common Stock on a share for share basis. This Form 25 is being filed solely for the removal from listing on the Exchange the Common Stock of the 'old' Alexander & Baldwin, Inc. and not a termination of the registration of the Common Stock of the 'new' Alexander & Baldwin Holdings, Inc. under Section 12(b) of the Exchange Act. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on November 8, 2017.